Exhibit 3.1

FOURTH AMENDED AND RESTATED BYLAWS

OF

COMMERCIAL METALS COMPANY

ARTICLE I

OFFICES

Section 1. Delaware Office.

The Delaware registered office shall be in the City of Wilmington, County of New Castle, State of Delaware.

Section 2. Other Offices.

The corporation may also have offices at such other places as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 1. Place of Meetings.

All meetings of the stockholders shall be held at such places as shall be determined by the board of directors. The board of directors may, in its sole discretion, determine that the meeting shall not be held at any place but may instead be held solely by means of remote communication. Stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication, participate in a meeting of stockholders and be deemed present in person and vote at a meeting of stockholders whether such meeting is to be held at a designated place or solely by means of remote communication provided (a) the corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote by remote communication is a stockholder or proxyholder, (b) the corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings, and (c) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the corporation.

Section 2. Annual Meeting.

An annual meeting of stockholders shall be held at such place, on such date, and at such time as the board of directors shall each year fix, at which the stockholders shall elect a board of directors and transact such other business as may properly be brought before the meeting. All election of directors shall be by written ballot. The board of directors may authorize that the requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxyholder.

Section 3. Advance Stockholder Notice for Annual Meeting.

(1)    Nominations of persons for election to the board of directors and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the corporation’s proxy materials with respect to such meeting, (b) by or at the direction of the board of directors, or (c) by any stockholder of record of the corporation (the “Record Stockholder”) at the time of the giving of the notice required in the following paragraph, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in this section. For the avoidance of doubt, the foregoing clause (c) shall be the exclusive means for a stockholder to make nominations or propose business (other than nominations included in the corporation’s proxy materials pursuant to Section 14 of this Article II or business included in the corporation’s proxy materials pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (such act, and the rules and regulations promulgated thereunder, the “Exchange Act”)) at an annual meeting of stockholders.

(2)    For nominations or business to be properly brought before an annual meeting by a Record Stockholder pursuant to clause (c) of the foregoing paragraph, (a) the Record Stockholder must have given timely notice thereof in writing to the secretary of the corporation, (b) any such business must be a proper matter for stockholder action under Delaware law and (c) the Record Stockholder and the beneficial owner, if any, on whose behalf any such proposal or nomination is made, must have acted in accordance with the representations set forth in the Solicitation Statement required by these bylaws. To be timely, a Record Stockholder’s notice shall be received by the secretary at the principal executive offices of the corporation not less than 90 or more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that, subject to the last sentence of this Section 3(2), if the meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, for notice by the Record Stockholder to be timely, it must be so received not later than the close of business on the later of (i) the 90th day before such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made. Notwithstanding anything in the preceding sentence to the contrary, in the event that the number of directors to be elected to the board of directors is increased and there has been no public announcement naming all of the nominees for director or indicating the increase in the size of the board of directors made by the corporation at least 10 days before the last day a Record Stockholder may deliver a notice of nomination in accordance with the preceding sentence, a Record Stockholder’s notice required by this bylaw shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be received by the secretary at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation. In no event shall an adjournment, or postponement of an annual meeting for which notice has been given, commence a new time period for the giving of a Record Stockholder’s notice.

(3)    Such Record Stockholder’s notice shall set forth:

a.    if such notice pertains to the nomination of directors, as to each person whom the Record Stockholder proposes to nominate for election or reelection as a director all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act, and such person’s written consent to serve as a director if elected;

b.    as to any business that the Record Stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such Record Stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and

c.    as to (1) the Record Stockholder giving the notice and (2) the beneficial owner, if any, on whose behalf the nomination or proposal is made (each, a “party”):

(i)    the name and address of each such party;

(ii)    (A) the class, series, and number of shares of the corporation that are owned, directly or indirectly, beneficially and of record by each such party, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the corporation or with a value derived in whole or in part from the value of any class or series of shares of the corporation, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the corporation or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by each such party, and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the corporation, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which either party has a right to vote, directly or indirectly, any shares of any security of the corporation, (D) any short interest in any security of the corporation held by each such party (for purposes of this Section 3(3), a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the corporation owned beneficially directly or indirectly by each such party that are separated or separable from the underlying shares of the corporation, (F) any proportionate interest in shares of the corporation or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which either party is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that each such party is directly or indirectly entitled to based on any increase or decrease in the value of shares of the corporation or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of each such party’s immediate family sharing the same household (which information set forth in this paragraph shall be supplemented by such stockholder or such beneficial owner, as the case may be, not later than 10 days after the record date for determining the stockholders entitled to vote at the meeting; provided, that if such date is after the date of the meeting, not later than the day prior to the meeting);

(iii)    any other information relating to each such party that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or the election of directors in a contested election pursuant to Section 14 of the Exchange Act; and

(iv)    a statement whether or not each such party will deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of voting power of all of the shares of capital stock of the corporation required under applicable law to carry the proposal or, in the case of a nomination or nominations, at least the percentage of voting power of all of the shares of capital stock of the corporation reasonably believed by the Record Stockholder or beneficial holder, as the case may be, to be sufficient to elect the nominee or nominees proposed to be nominated by the Record Stockholder (such statement, a “Solicitation Statement”).

(4)    A person shall not be eligible for election or re-election as a director at an annual meeting unless (i) the person is nominated by a Record Stockholder in accordance with Section 3(2)(c) of this Article II or (ii) the person is nominated by or at the direction of the board of directors. Only such business shall be conducted at an annual meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this section. The chairman of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these bylaws and, if any proposed nomination or business is not in compliance with these bylaws, to declare that such defectively proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(5)    For purposes of these bylaws, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(6)    Notwithstanding the foregoing provisions of this Section 3, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 3. Nothing in this Section 3 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 4. Special Meetings.

Special meetings of stockholders of the corporation, for any purpose or purposes, unless otherwise prescribed by statute or the restated certificate of incorporation, may be called only by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time such resolution is presented to the board for adoption), by the holders of no less than a majority of the voting power of all of the then-outstanding shares of any class or series of capital stock of the corporation entitled to vote generally in the election of directors (“Voting Stock”), or by The Jacob Feldman and Sara B. Feldman Grantor Trust dated September 24, 1985 and the trustees of that trust acting solely in their capacities as trustees of that trust (collectively, the “Trust”), as long as the Trust is the beneficial owner of ten percent or more of the Voting Stock. As a prerequisite to calling a special meeting, the holders of a majority of the voting power of the Voting Stock or the Trust must submit a request in writing to the president or secretary of the corporation stating the purpose or purposes of the proposed meeting.

Section 5. Business at Special Meeting.

Business transacted at all special meetings shall be confined to the purpose or purposes stated in the notice.

(1)    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to Section 4 of this Article II. The notice of such special meeting shall include the purpose for which the meeting is called. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected (a) by or at the direction of the board of directors or (b) by any stockholder of record at the time of giving of notice provided for in this paragraph, who shall be entitled to vote at the meeting and who delivers a written notice to the secretary setting forth the information set forth in Section 3(3)(a) and 3(3)(c) of this Article II. Nominations by stockholders of persons for election to the board of directors may be made at such a special meeting of stockholders only if such stockholder of record’s notice required by the preceding sentence shall be received by the secretary at the principal executive offices of the corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the board of directors to be elected at such meeting. In no event shall an adjournment, or postponement of a special meeting for which notice has been given, commence a new time period for the giving of a stockholder of record’s notice. A person shall not be eligible for election or reelection as a director at a special meeting unless the person is nominated (i) by or at the direction of the board of directors or (ii) by a stockholder of record in accordance with the notice procedures set forth in this Article II.

(2)    Notwithstanding the foregoing provisions of this Section 5 of Article II, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section 5 of Article II. Nothing in this Section 5 of this Article II shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 6. Notice of Meetings.

Notice of any meeting, stating the place, if any, date and time thereof, and means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, and the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, shall be given to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting not less than ten days nor more than sixty days before the date of the meeting. Any notice given to the stockholders by the corporation under the restated certificate of incorporation or these bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom notice is given. The consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (a) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (b) such inability becomes known to the secretary or an assistant secretary of the corporation or to the transfer agent or other person responsible for the giving of notice. Inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice by electronic transmission shall be deemed given (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the stockholder.

When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, shall be given to each stockholder in conformity herewith. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix a new record date for notice of such adjourned meeting, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors and, except as otherwise required by law, shall not be more than 60 nor less than 10 days before the date of such adjourned meeting, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

Section 7. Stockholder List.

The officer of the corporation who has charge of the stock ledger of the corporation shall prepare and make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, or any adjournment thereof, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the corporation. If the list is made available on an electronic network, the corporation may take reasonable steps to ensure that the information is available only to stockholders of the corporation. If the meeting is to be held at a place, the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder of the corporation who is present. If the meeting is to be held solely by means of remote communication, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such a list shall be provided with the notice of the meeting. This list shall presumptively determine (a) the identity of the stockholders entitled to examine such stock list and to vote at the meeting and (b) the number of shares held by each of them.

Section 8. Quorum.

The holders of a majority of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote thereat, represented in person or by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute, the restated certificate of incorporation, these bylaws, or any stock exchange upon which the corporation’s securities are listed.

Where a separate vote by a class or classes or series is required, a majority of the voting power of the shares of such class or classes or series present in person or represented by proxy shall constitute a quorum entitled to take action with respect to that vote on that matter. If a quorum shall fail to attend any meeting, the chairman of the meeting may adjourn the meeting to another place, if any, date, or time.

Section 9. Required Vote.

(1)    In all matters other than the election of directors, the vote of the holders of a majority of the shares having voting power represented in person or by proxy shall decide any question brought before any meeting at which a quorum is present, unless the question is one upon which, by express provision of statute, the restated certificate of incorporation, these bylaws or the rules of any stock exchange upon which the corporation’s securities are listed, a different vote is required, in which case such express provision shall govern and control the decision of such question.

(2)    Except as otherwise required by the restated certificate of incorporation, each director shall be elected by the vote of the majority of the votes cast (as defined in Section 9(3) of this Article II) with respect to that director’s election in person or represented by proxy and entitled to vote on the election of directors at any meeting for the election of directors at which a quorum is present; provided, however, that in a contested election of directors (as defined in Section 9(3) of this Article II), directors shall be elected by a plurality of the votes cast in person or represented by proxy and entitled to vote on the election of directors (instead of by votes cast “for” or “against” a nominee). Stockholders shall be entitled to cast votes “against” nominees for director unless plurality voting applies in the election of directors.

(3)    For purposes of this Section 9,

a.    “majority of the votes cast” shall mean that the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee, with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that nominee’s election; and

b.    “contested election of directors” shall mean an annual or special meeting of the corporation with respect to which (i) the secretary of the corporation receives a notice that a stockholder has nominated or intends to nominate a person for election to the Board in compliance with the requirements for stockholder nominees for director set forth in Section 3 and Section 5 of this Article II and (ii) such nomination has not been withdrawn by such stockholder on or prior to the tenth (10th) day before the corporation first mails its notice of meeting for such meeting to the stockholders.

Section 10. Proxies.

At any meeting of the stockholders, every stockholder entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

Section 11. Voting.

Unless otherwise provided by statute, the restated certificate of incorporation, or these bylaws, each stockholder shall have one vote for each share of stock having voting power, registered in his name on the books of the corporation.

Section 12. No Action By Written Consent.

Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

Section 13. Organization and Conduct of Business.

Such person as the board of directors may have designated or, in the absence of such a person, the chairman of the board or, in his or her absence, the president of the corporation or, in his or her absence, such person as may be chosen by the holders of a majority of the voting power of the shares entitled to vote who are present, in person or by proxy, shall call to order any meeting of the stockholders and act as chairman of the meeting. In the absence of the secretary of the corporation, the secretary of the meeting shall be such person as the chairman of the meeting appoints.

The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him or her in order. The chairman shall have the power to adjourn the meeting to another place, if any, date and time. The date and time of the opening and closing of the polls for each matter upon which the stockholders will vote at the meeting shall be announced at the meeting.

The corporation may, and to the extent required by law, shall, in advance of any meeting of stockholders, appoint one or more inspectors to act at the meeting and make a written report thereof. The corporation may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of stockholders, the person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

Section 14. Proxy Access.

(1)    Subject to the provisions of this Section 14, if expressly requested in the relevant Nomination Notice (as defined below), the corporation shall include in its proxy statement for any annual meeting of stockholders:

a.    the name of any person nominated for election to the board of directors (the “Nominee”), which shall also be included on the corporation’s form of proxy and ballot (together with the proxy statement, the “proxy materials”), by any Eligible Holder (as defined below) or group of up to 20 Eligible Holders that has (individually and collectively, in the case of a group) satisfied, as determined by the board of directors or its designee, acting in good faith, all applicable conditions and complied with all applicable procedures set forth in this Section 14 (such Eligible Holder or group of Eligible Holders being a “Nominating Stockholder”);

b.    disclosure about the Nominee and the Nominating Stockholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

c.    any written statement included by the Nominating Stockholder in the Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the board of directors (subject, without limitation, to Section 14(7)), if such statement does not exceed 500 words; and

d.    any other information that the corporation or the board of directors determines, in their discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 14.

(2)    The maximum number of Nominees nominated by all Nominating Stockholders that will be included in the corporation’s proxy materials with respect to an annual meeting of stockholders shall not exceed the greater of (x) two and (y) 20% of the total number of directors of the corporation (rounded down to the nearest whole number) on the last day on which a Nomination Notice may be submitted pursuant to this Section 14 (the “Maximum Number”); provided, that (i) any individual nominated by a Nominating Stockholder for inclusion in the corporation’s proxy materials pursuant to this Section 14 who is subsequently withdrawn or that the board of directors itself decides to nominate for election at such annual meeting and (ii) any incumbent directors who had been Nominees with respect to any of the preceding two annual meetings of stockholders and whose election at the upcoming annual meeting is being recommended by the board of directors, shall be counted as Nominees for purposes of determining when the Maximum Number has been reached. In the event that one or more vacancies for any reason occurs on the board of directors after the deadline set forth in Section 14(4) below but before the date of the annual meeting, and the board of directors resolves to reduce the size of the board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced. If the number of Nominees pursuant to this Section 14 for any annual meeting of stockholders exceeds the Maximum Number then, promptly upon notice from the corporation, each Nominating Stockholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Stockholder’s Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Stockholder has selected one Nominee. If, after the deadline for submitting a Nomination Notice as set forth in Section 14(4), a Nominating Stockholder becomes ineligible or withdraws its nomination or a Nominee becomes unwilling or unable to serve on the board of directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the corporation: (i) shall not be required to include in its proxy materials the disregarded Nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder; and (ii) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy materials, that the Nominee will not be included as a Nominee in the proxy materials and will not be voted on at the annual meeting.

(3)    For purposes of this Section 14:

a.    An “Eligible Holder” is a person who has owned (as defined below) the Required Ownership Percentage (as defined below) of the corporation’s outstanding common stock (the “Required Shares”) continuously for the Minimum Holding Period (as defined below) as of both the date that the Nomination Notice is delivered to, or mailed to and received by, the Secretary of the corporation in accordance with this Section 14 and the record date for determining the stockholders entitled to vote at the annual meeting and must continue to own the Required Shares through the annual meeting date. The “Required Ownership Percentage” is 3% or more of the corporation’s outstanding common stock as of the most recent date for which such amount is given in any filing by the corporation with the Securities and Exchange Commission prior to the submission of the Nomination Notice, and the “Minimum Holding Period” is 3 years. A group of (i) funds under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Holder if such Eligible Holder shall provide together with the Nomination Notice documentation reasonably satisfactory to the corporation that demonstrates that the funds meet the criteria of clause (i), (ii) or (iii). For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 14, including the Minimum Holding Period, shall apply to each member of such group; provided, however, that the Required Ownership Percentage shall apply to the ownership of the group in the aggregate. Should any stockholder withdraw from a group of Eligible Holders at any time prior to the annual meeting of stockholders, the group of Eligible Stockholders shall only be deemed to own the shares held by the remaining members of the group.

b.    An Eligible Holder “owns” only those outstanding shares of the corporation as to which the Eligible Holder possesses both:

(i)    the full voting and investment rights pertaining to the shares; and

(ii)    the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares: (A) sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (B) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell, or (C) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, any gain or loss arising from the full economic interest in such shares by such Eligible Holder or any of its affiliates.

An Eligible Holder “owns” shares held in the name of a nominee or other intermediary so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has loaned such shares; provided, that the Eligible Holder has the power to recall such loaned shares on no more than five business days’ notice and has recalled such loaned shares as of the date of the Nomination Notice and holds such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the corporation are “owned” for these purposes shall be determined by the board of directors.

c.    No person shall be permitted to be in more than one group constituting a Nominating Stockholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Nomination Notice.

(4)    To nominate a Nominee, the Nominating Stockholder must submit the Nomination Notice no earlier than 150 calendar days and no later than 120 calendar days before the anniversary of the date that the corporation mailed its proxy statement for the prior year’s annual meeting of stockholders; provided, however, that, subject to the immediately following sentence, if the annual meeting is convened more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, or if no annual meeting was held in the preceding year, for notice by the Nominating Stockholder to be timely, it must be so received not later than the close of business on the later of (x) the 180th day before such annual meeting or (y) the tenth day following the day on which public announcement of the date of such meeting is first made. In no event shall an adjournment or postponement of an annual meeting for which notice has been given, commence a new time period (or extend the time period) for the giving of a Nomination Notice under this section. Within the time period specified in this Section 14(4) for delivering the Nomination Notice, a Nominating Stockholder must submit to the secretary of the corporation at the principal executive offices of the corporation all of the following information and documents (collectively, the “Nomination Notice”):

a.    One or more written statements from the record holder of the Required Shares (and from each intermediary through which the Required Shares are or have been held during the Minimum Holding Period) verifying that, as of a date within seven calendar days prior to the date the Nomination Notice is delivered to, or mailed to and received by, the secretary of the corporation, the Nominating Stockholder owns, and has owned continuously for the Minimum Holding Period, the Required Shares, and the Nominating Stockholder’s agreement to provide, within 5 business days after (i) the record date for the annual meeting (if, prior to the record date, the corporation (A) has made a public announcement of such record date or (B) delivered a written notice of the record date (including by electronic mail) to the Nominating Stockholder) or (ii) the date on which the corporation delivered to the Nominating Stockholder written notice (including by electronic mail) of the record date (if such notice is provided after the record date), written statements from the record holder and intermediaries verifying the Nominating Stockholder’s continuous ownership of the Required Shares through the record date;

b.    A copy of the Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Stockholder as applicable, in accordance with SEC rules;

c.    The information required with respect to the nomination of directors pursuant to Section 2 of these Bylaws;

d.    The details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N;

e.    The consent of each Nominee to being named in the proxy statement as a nominee and to serving as a director if elected;

f.    A representation and warranty by the Nominating Stockholder (including each group member):

(i)    that the Nominating Stockholder acquired the Required Shares in the ordinary course of business and did not acquire, and is not holding, securities of the corporation for the purpose or with the effect of influencing or changing control of the corporation;

(ii)    that the Nominating Stockholder intends to maintain the Required Ownership Percentage through the date of the annual meeting and as to whether or not the Nominating Stockholder intends to continue to hold the Required Shares for at least one year following the annual meeting;

(iii)    that the Nominee’s candidacy or, if elected, Board membership would not violate applicable state or federal law or the rules of any stock exchange on which the corporation’s securities are traded;

(iv)    that the Nominating Stockholder has not nominated and will not nominate for election any individual as a director at the annual meeting other than its Nominee(s);

(v)    that the Nominating Stockholder has not and will not engage in a, and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) (without reference to the exception in Section 14a-(l)(2)(iv)) (or any successor rules) with respect to the annual meeting, other than with respect to the Nominee or any nominee of the Board; and

(vi)    that the Nominating Stockholder will not use any proxy card other than the corporation’s proxy card in soliciting stockholders in connection with the election of a Nominee at the annual meeting;

g.    In the case of a nomination by a group, the designation by all group members of one group member that is authorized to act on behalf of all group members with respect to matters relating to the nomination, including withdrawal of the nomination;

h.    An executed agreement, in a form deemed satisfactory by the board of directors or its designee, acting in good faith, pursuant to which the Nominating Stockholder (including each group member) agrees to:

(i)    comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election;

(ii)    file any written solicitation materials with the corporation’s stockholders relating to one or more of the corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation;

(iii)    assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication by the Nominating Stockholder with the corporation, its stockholders or any other person in connection with the nomination or election of directors, including, without limitation, the Nomination Notice;

(iv)    indemnify and hold harmless (jointly with all other group members, in the case of a group member) the corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Stockholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 14; and

(v)    provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made not misleading;

i.    An executed agreement, in a form deemed satisfactory by the board of directors or its designee, acting in good faith, by the Nominee:

(i)    to provide to the corporation such other information, including completion of the corporation’s director questionnaire, as it may reasonably request;

(ii)    to act as a representative of all of the stockholders of the corporation while serving as a director;

(iii)    that the Nominee has read and agrees, if elected, to serve as a member of the board of directors, to adhere to the corporation’s Corporate Governance Guidelines and Code of Conduct and Business Ethics and any other corporation policies and guidelines applicable to directors;

(iv)    that the Nominee is not and will not become a party to (A) any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with service or action as a director of the corporation that has not been disclosed to the corporation, (B) any agreement, arrangement or understanding with any person or entity as to how the Nominee would vote or act on any issue or question as a director (a “Voting Commitment”) that has not been disclosed to the corporation or (C) any Voting Commitment that could limit or interfere with the Nominee’s ability to comply, if elected as a director of the corporation, with the Nominee’s fiduciary duties under applicable law; and

(v)    to provide facts, statements and other information in all communications with the corporation and its stockholders that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made not misleading.

The information and documents required by this Section 14(4) shall be: (i) provided with respect to and executed by each group member, in the case of information applicable to group members; and (ii) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor item) in the case of a Nominating Stockholder or group member that is an entity. The Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 14(4) (other than such information and documents contemplated to be provided after the date the Nomination Notice is provided) have been delivered to or, if sent by mail, received by the secretary of the corporation.

(5)    In the event that any information or communication provided by the Nominating Stockholder or any Nominee(s) to the corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made not misleading, each Nominating Stockholder or Nominee, as the case may be, shall promptly notify the secretary of the corporation of (i) any defect in such previously provided information and (ii) the information that is required to correct any such defect.

(6)    Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Stockholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the corporation), and the Nominating Stockholder may not, after the last day on which a Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if:

a.    the corporation receives a notice pursuant to Section 2 of these Bylaws that a stockholder intends to nominate a candidate for director at the annual meeting;

b.    if the Nominating Stockholder who has nominated such Nominee has engaged in or is currently engaged in a, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its Nominee(s) or a nominee of the board of directors;

c.    the Nominating Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination submitted pursuant to this Section 14 or the Nominating Stockholder withdraws its nomination;

d.    the board of directors, acting in good faith, determines that such Nominee’s nomination or election to the board of directors would result in the corporation violating or failing to be in compliance with these Bylaws or the corporation’s certificate of incorporation or any applicable law, rule or regulation to which the corporation is subject, including any rules or regulations of any stock exchange on which the corporation’s securities are traded;

e.    the Nominee was nominated for election to the board of directors pursuant to this Section 14 at one of the corporation’s two preceding annual meetings of stockholders and either withdrew or became ineligible or received a vote of less than 25% of the votes cast for such Nominee at either such annual meeting;

f.    the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended;

g.    the corporation is notified, or the board of directors acting in good faith determines, that a Nominating Stockholder has failed to continue to satisfy the eligibility requirements described in Section 14(3), any of the representations and warranties made in the Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the board of directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Stockholder or the Nominee under this Section 14;

h.    if the Nominee (i) is not independent under the listing standards of each principal U.S. exchange upon which the common stock of the corporation is listed, any applicable rules of the SEC and any publicly disclosed standards used by the board of directors in determining and disclosing independence of the corporation’s directors, in each case as determined by the board of directors, or (ii) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the corporation are listed or as a “non-employee director” under Exchange Act Rule 16b-3;

i.    if the Nominee is a named subject of a pending criminal proceeding (excluding traffic violations and other minor misdemeanors) or has been convicted in such a criminal proceeding within the past 10 years; and

j.    if the Nominee is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended.

(7)    Notwithstanding anything to the contrary contained in this Section 14, the corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the board of directors in good faith determines that such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading or the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(8)    The corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.

(9)    This Section 14 shall be the exclusive method for stockholders to include nominees for director in the corporation’s proxy materials.

ARTICLE III

BOARD OF DIRECTORS

Section 1. Powers.

The business and affairs of the corporation shall be managed by a board of directors. The board may exercise all such power of the corporation and do all such lawful acts and things as are not by statute, by the restated certificate of incorporation, or these bylaws directed to be exercised or done by the stockholders.

Section 2. Number of Directors.

Except as otherwise fixed by or pursuant to the provisions of Article Fourth of the restated certificate of incorporation relating to the rights of the holders of the preferred stock to elect additional directors under specified circumstances, the number of directors which shall constitute the whole board of directors shall be not less than three and shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the board of directors for adoption).

Section 3. Election and Term.

The board of directors shall be divided into three classes serving for those initial terms as provided in Article Fifteenth of the restated certificate of incorporation. Except as provided in Section 4 of this Article III, at each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders. Directors need not be stockholders. Notwithstanding any provision of this Section 3 or Section 4 of this Article, whenever the holders of the preferred stock shall have the right to elect directors at an annual or special meeting of stockholders, the election term of office, filling of vacancies, and other features of such directorships shall be governed by the terms of the restated certificate of incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to Article Fifteenth of the restated certificate of incorporation unless expressly provided by the terms of the preferred stock.

Section 4. Vacancies and Newly Created Directorships.

Subject to the rights of the holders of any class or series of Voting Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors, or any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires. No decrease in the number of authorized directors constituting the entire board of directors shall shorten the term of any incumbent director.

Section 5. Resignation, Removal.

Any director may resign at any time. Subject to the right of the holders of any class or series of Voting Stock then outstanding, any director, or the entire board of directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class. Except as may otherwise be provided by law, cause for removal shall exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal, has failed to attend twelve consecutive meetings of the board of directors, or has been adjudged by a court of competent jurisdiction to be liable for negligence or misconduct in the performance of his duty to the corporation in a matter of substantial importance to the corporation, and such adjudication is no longer subject to direct appeal.

ARTICLE IV

MEETINGS OF THE BOARD

Section 1. First Meeting.

The first meeting of each newly elected board shall be held immediately following the annual meeting of stockholders, and no notice of such meeting shall be necessary to the newly elected directors in order legally to constitute the meeting provided a quorum shall be present; or the board may meet at such place and time as shall be fixed by the consent in writing of all the directors.

Section 2. Regular Meeting.

Regular meetings of the board may be held at such time and place either within or without the State of Delaware and with such notice as shall be determined from time to time by the board.

Section 3. Special Meetings.

Special meetings of the board may be called by the chairman of the board, the chief executive officer or the president, at any time, if notice to each director is given, either personally, or by mail, by telephone, by facsimile or electronic transmission in accordance with Section 2 of Article VII hereof. Special meetings shall be called by the chairman of the board, the chief executive officer, the president or the secretary in like manner and on like notice on the written request of any two directors. The Secretary or Assistant Secretary, as applicable, shall give or cause to be given, notice of special meetings of the board of directors in accordance with Section 2 of Article VII hereof.

Section 4. Quorum and Voting.

At all meetings of the board a majority of the directors shall be necessary and sufficient to constitute a quorum for the transaction of business; and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the restated certificate of incorporation or these bylaws. If a quorum shall not be present at any meeting of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

Section 5. Telephone Meetings.

Members of the board of directors of the corporation, or any committee designated by the board of directors, may participate in a meeting of the board of directors or such committee by means of a conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 5 shall constitute presence in person at such meeting.

Section 6. Action by Written Consent.

Any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all the members of the board of directors or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or electronic transmissions are filed with the minutes of proceedings of the board of directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

ARTICLE V

COMMITTEES

Section 1. Standing Committees.

The board of directors, by resolution adopted by a majority of the whole board, shall designate directors to serve on the audit committee, the compensation committee, and the nominating and corporate governance committee of the board, which committees shall constitute the standing committees of the board.

Section 2. Other Committees.

The board of directors may similarly create other committees for such terms and with such powers and duties as the board deems appropriate. For all committees provided for in this Article V, the board of directors shall elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any committee and any alternate member in his or her place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not he or she or they constitute a quorum, may by unanimous vote appoint another member of the board of directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE VI

COMPENSATION OF DIRECTORS

The board of directors shall have the authority to fix the compensation of the directors and the members of committees of the board of directors. The compensation of the directors need not be uniform as between directors, and the compensation of the members of the committees of the board need not be uniform either as between members of a committee or as between committees. The directors shall be reimbursed for expenses incurred in attending meetings of the board or committees thereof.

ARTICLE VII

NOTICES

Section 1. Methods of Notice to Stockholders.

Whenever any notice is required to be given to any stockholder under the provisions of any statute, the restated certificate of incorporation, or these bylaws, it shall not be construed to require personal notice, but such notice may be given in writing by mail addressed to such stockholder at such address as appears on the books of the corporation, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail with postage thereon prepaid. Without limiting the manner by which notice may otherwise be given effectively to stockholders, any notice to stockholders may be given by electronic transmission in the manner provided in Section 232 of the Delaware General Corporation Law (the “DGCL”).

Section 2. Methods of Notice to Directors or Members of a Committee.

Whenever any notice is required to be given to any director or member of a committee under the provisions of any statute, the restated certificate of incorporation, or these bylaws, it may be given either personally, or by mail, by telephone, by facsimile or electronic transmission directed to each director at the director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the corporation’s records. If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic transmission, it shall be delivered or sent at least twenty-four (24) hours before the time of the holding of the meeting. If notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. The notice need not specify the place of the meeting (if the meeting is to be held at the corporation’s principal executive office) nor the purpose of the meeting.

Section 3. Waiver of Notice.

Whenever any notice is required to be given to any stockholder, member of a committee, or director under the provisions of any statute, the restated certificate of incorporation, or these bylaws, a waiver thereof in writing signed by the person or persons entitled to said notice, or a waiver by electronic transmission by the person entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance at any meeting shall constitute a waiver of notice thereof except as provided by statute.

ARTICLE VIII

OFFICERS

Section 1. Executive Officers.

The officers of the corporation shall consist of a chairman of the board, unless the board of directors specifies by resolution that the chairman of the board shall not be an officer of the corporation, in which case the chairman of the board shall be a non-executive chairman, a chief executive officer, a president, chief operating officer, one or more vice presidents, a secretary, and a treasurer, and such other officers as may from time to time be appointed by the board of directors. Officers shall be elected by the board of directors at its first meeting after every annual meeting of stockholders. Each officer shall hold office until his or her successor is elected or until his or her earlier resignation or removal. Any officer may be removed, with or without cause, at any time by the board of directors. If any such office becomes vacant for any reason, the vacancy shall be filled by the board of directors. Any number of offices may be held by the same person. The salaries of officers elected by the board of directors shall be fixed from time to time by the board of directors or by such officers as may be designated by resolution of the board of directors.

Section 2. Chairman of the Board.

The chairman of the board shall preside at all meetings of the stockholders and the board of directors. He or she shall make reports to the board of directors and the stockholders, and shall have such other powers and perform such other duties as are required of him or her from time to time by the board of directors. The board of directors may specify in a resolution or resolutions that the chairman of the board shall not be an officer of the corporation.

Section 3. Chief Executive Officer.

The chief executive officer shall have the general management and control of the corporation, shall perform all duties and have all powers which are commonly incident to the office of chief executive officer or which are delegated to him or her by the board of directors and may sign all certificates for shares of stock for the corporation. In the absence or inability of the chairman of the board to act, the chief executive officer shall exercise all of the powers and discharge all of the duties of the chairman of the board. As between the corporation and third parties, any action taken by the chief executive officer in the performance of the duties of the chairman of the board shall be conclusive evidence that the chairman of the board is absent or unable to act.

Section 4. President.

The president, subject to the supervision of the chairman of the board and the chief executive officer, shall have general executive charge, management, and control of the corporation in the ordinary course of its business, with all such powers as may be reasonably incident to such responsibilities and shall perform all duties and have all powers which are commonly incident to the office of president or which are delegated to him or her by the board of directors. In the absence or inability of the chief executive officer to act, the president shall exercise all of the powers and discharge all of the duties of the chief executive officer. As between the corporation and third parties, any action taken by the president in the performance of the duties of the chief executive officer shall be conclusive evidence that the chief executive officer is absent or unable to act. The president may sign all certificates for shares of stock of the corporation.

Section 5. Chief Operating Officer.

The chief operating officer, subject to the supervision of the chairman of the board and the chief executive officer, shall have management and control of the operations of the corporation in the ordinary course of its business, with all such powers with respect to such operations as may be reasonably incident to such responsibilities and shall perform all duties and have all powers which are commonly incident to the office of chief operating officer or which are delegated to him or her by the board of directors. In the absence or inability of the president to act, the chief operating officer shall exercise all of the powers and discharge all of the duties of the president. As between the corporation and third parties, any action taken by the chief operating officer in the performance of the duties of the president shall be conclusive evidence that the president is absent or unable to act.

Section 6. Vice Presidents.

The vice presidents shall perform such duties as the board of directors and president may prescribe.

Section 7. Secretary.

The secretary shall attend all meetings of the board of directors, including, but not limited to, all board committee meetings, and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He or she shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the board of directors, and shall perform such other duties as may be prescribed by the board of directors and president. He or she shall keep in safe custody the seal of the corporation and, when authorized by the board, affix the same to any instrument requiring it, and when so affixed it shall be attested by his or her signature or by the signature of the assistant secretary.

Section 8. Assistant Secretaries.

The assistant secretaries in the order determined by the board of directors shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties as the board of directors and president may prescribe.

Section 9. Treasurer.

The treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the corporation and shall deposit all monies and other valuable effects in the name and to the credit of the corporation in such depositories as may be designated by the board of directors. He or she shall disburse the funds of the corporation as may be ordered by the board, taking proper vouchers for such disbursements, and shall render to the board of directors and president, whenever they may require it, an account of all of his transactions as treasurer and of the financial condition of the corporation.

Section 10. Assistant Treasurers.

The assistant treasurers in the order determined by the board of directors shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties as the board of directors and president may prescribe.

Section 11. Officer’s Bond.

If required by the board of directors, any officer shall give the corporation a bond (which shall be renewed as the board may require) in such sum and with such surety or sureties as shall be satisfactory to the board for the faithful performance of the duties of his office and for the restoration to the corporation, in case of his death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in his possession or under his control belonging to the corporation.

ARTICLE IX

SHARES AND STOCKHOLDERS

Section 1. Certificates Representing Shares.

The shares of the corporation shall be evidenced by certificates in such form as the appropriate officers of the corporation may from time to time prescribe; provided that the board of directors may provide by resolution or resolutions that some or all of the shares of classes or series of stock of the corporation may be represented by uncertificated shares. Notwithstanding the foregoing, each holder of uncertificated shares shall be entitled, upon request, to a certificate representing such shares. Shares represented by certificates shall be numbered and registered in a share register as they are issued. Share certificates shall exhibit the name of the registered holder and the number and class of shares and the series, if any, represented thereby and the par value of each share or a statement that such shares are without par value as the case may be. Except as otherwise provided by law, the rights and obligations of the holders of uncertificated shares and the rights and obligations of the holders of certificated shares of the same class and series shall be identical.

Section 2. Transfer of Shares.

Subject to valid transfer restrictions and to stop-transfer orders directed in good faith by the corporation to any transfer agent to prevent possible violations of federal or state securities laws, rules or regulations, or for any other lawful purpose, upon surrender to the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment, or authority to transfer, it shall be the duty of the corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The board of directors may also make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of shares of stock of the corporation and concerning the registration of pledges of uncertificated shares.

Section 3. Fixing Record Date.

For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purpose, the board of directors may fix in advance a date as the record date for any such determination of stockholders, such date, in any case, to be not more than sixty days and, in case of a meeting of stockholders, not less than ten days prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed, the record date for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders shall be the date next preceding the date on which the notice is mailed, and the record date for the determination of stockholders for any other purpose shall be the date on which the board of directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 3 at the adjourned meeting.

Section 4. Lost Certificate.

The board of directors may direct a new certificate or certificates to be issued or may register uncertificated shares in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost or destroyed. When authorizing such issue of a new certificate or certificates, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require and/or corporation a bond in such sum as it may direct as indemnity that may be made against the corporation with respect to the alleged loss or destruction of any such certificate, the issuance of such new certificate or the registration of such uncertificated shares.

ARTICLE X

GENERAL

Section 1. Dividends.

The board of directors may from time to time declare, and the corporation may pay, dividends on its outstanding shares of capital stock in cash, in property, or in its own shares, except when the declaration or payment thereof would be contrary to statute or the restated certificate of incorporation. Such dividends may be declared at any regular or special meeting of the board, and the declaration and payment shall be subject to all applicable provisions of law, the restated certificate of incorporation, and these bylaws.

Section 2. Reserves.

Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, deem proper as a reserve fund to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the directors shall think conducive to the interest of the corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 3. Annual Statements.

The chairman of the board, the chief executive officer, the president or the board of directors shall present at each annual meeting and when called for by vote of the stockholders at any special meeting of the stockholders, a full and clear statement of the business and condition of the corporation.

Section 4. Checks.

All checks or demands for money and notes of the corporation shall be signed by such officer or officers or such other person or persons as the board of directors may from time to time designate.

Section 5. Corporate Records.

The corporation shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar, a record of its stockholders giving the names and addresses of all stockholders and the number and class of shares held by each. All other books and records of the corporation may be kept at such place or places within or without the State of Delaware as the board of directors may from time to time determine.

Section 6. Seal.

The corporate seal shall have inscribed thereon the name of the corporation. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced.

Section 7. Amendment.

These bylaws may be altered, amended or repealed, or new bylaws may be adopted at any annual meeting of the stockholders or at any special meeting of the stockholders at which a quorum is present or represented, by the affirmative vote of the holders of a majority of the shares entitled to vote at such meeting and present or represented thereat, or by the affirmative vote of a majority of the board of directors at any regular meeting of the board or at any special meeting of the board. Notwithstanding the foregoing, the affirmative vote of the holders of at least seventy percent (70%) of the voting power of all of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, repeal, or adopt any provision inconsistent with Section 4 of Article II, Section 12 of Article II, Section 2 of Article III, Section 3 of Article III, Section 4 of Article III, Section 5 of Article III, this Section 7 of Article X, or Article Twelfth, Article Fifteenth, Article Sixteenth, or Article Seventeenth of the restated certificate of incorporation; except that an amendment to extend the duration of Article Seventeenth may be adopted by the affirmative vote of the holders of at least a majority of such voting power.

Section 8. Time Periods.

In applying any provision of these bylaws which requires that an act be done or not be done a specified number of days prior to an event or that an act be done during a period of a specified number of days prior to an event, calendar days shall be used, the day of the doing of the act shall be excluded, and the day of the event shall be included.

ARTICLE XI

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 1. Right to Indemnification.

Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the corporation to the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that, except as provided in Section 3 of this Article XI with respect to Proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a Proceeding (or part thereof) initiated by such Indemnitee only if such Proceeding (or part thereof) was authorized by the board of directors of the corporation.

Section 2. Right to Advancement of Expenses.

In addition to the right to indemnification conferred in Section 1 of this Article XI, an Indemnitee shall also have the right to be paid by the corporation the expenses (including attorney’s fees) incurred in defending any such Proceeding in advance of its final disposition (an “Advancement of Expenses”); provided, however, that, if the DGCL requires, an Advancement of Expenses incurred by an Indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking (an “Undertaking”), by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “Final Adjudication”) that such Indemnitee is not entitled to be indemnified for such expenses under this Section 2 of Article XI or otherwise.

Section 3. Right of Indemnitee to Bring Suit.

If a claim under Section 1 or 2 of this Article XI is not paid in full by the corporation within 60 days after a written claim has been received by the corporation, except in the case of a claim for an Advancement of Expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. To the fullest extent permitted by law, if successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an Advancement of Expenses) it shall be a defense that, and (ii) in any suit brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the corporation shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an Advancement of Expenses hereunder, or brought by the corporation to recover an Advancement of Expenses pursuant to the terms of an Undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such Advancement of Expenses, under this Article XI or otherwise shall be on the corporation.

Section 4. Non-Exclusivity of Rights.

The rights to indemnification and to the Advancement of Expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the restated certificate of incorporation, bylaws, agreement, vote of stockholders or directors or otherwise.

Section 5. Insurance.

The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6. Indemnification of Employees and Agents of the Corporation.

The corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification to any employee or agent of the corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification of directors and officers of the corporation.

Section 7. Nature of Rights.

The rights conferred upon Indemnitees in this Article XI shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article XI that adversely affects any right of an Indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any Proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Section 8. Forum for Certain Actions.

Unless a majority of the Board, acting on behalf of the corporation, consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no state court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or to the corporation’s stockholders, (iii) any action asserting a claim against the corporation or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the restated certificate of incorporation or these bylaws or (iv) any action asserting a claim against the corporation or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. If any action the subject matter of which is within the scope of the immediately preceding sentence is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce the immediately preceding sentence (an “Enforcement Action”) and (b) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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